                                                                      EXHIBIT 12

ADVANCEPCS
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS EXCEPT RATIOS)




                                                                        For The Fiscal Year Ended March 31,
                                                      -------------------------------------------------------------------
                                                       1996(3)   1997(3)    1998      1999      2000    Pro Forma 2000(2)
                                                      --------  --------  --------  --------  --------  -----------------
FIXED CHARGES:

Interest Expense                                      $    732  $    445  $     67  $     --  $  3,839      $  84,760

Other debt related costs                              $     --  $     --  $     --  $     --  $    104      $   2,617

Interest Element of rentals                           $    201  $    393  $    598  $    754  $  1,071      $   5,240

     Total Fixed Charges                              $    933  $    838  $    665  $    754  $  5,014      $  92,617



EARNINGS AVAILABLE TO COVER FIXED CHARGES

Net Income (loss)                                     $  1,013  $  3,226  $  8,088  $ 14,144  $ 20,876      $  (8,059)

Add (deduct):
     Income tax expense                               $     --  $  1,564  $  4,957  $  8,669  $ 12,794      $  12,849

Fixed Charges excluding capitalized interest          $    933  $    838  $    665  $    754  $  5,014      $  92,617

     Total Earnings Available to Cover Fixed Charges  $  1,946  $  5,628  $ 13,710  $ 23,567  $ 38,684      $  97,407


RATIO OF EARNINGS TO FIXED CHARGES(1), (4)                2.09      6.71     20.61     31.26      7.71           1.05


                                                                                   For the Nine Months
                                                                                    Ended December 31,
                                                                                ---------------------------
                                                                                  2000    Pro Forma 2000(2)
                                                                                --------  -----------------
FIXED CHARGES:

Interest Expense                                                                $ 24,198     $   64,494

Other debt related costs                                                        $    702     $    1,959

Interest Element of rentals                                                     $  2,137     $    4,429

     Total Fixed Charges                                                        $ 27,037     $   70,882



EARNINGS AVAILABLE TO COVER FIXED CHARGES

Net Income (loss)                                                               $ 19,264     $   (2,909)

Add (deduct):
     Income tax expense                                                         $ 16,409     $   13,959

Fixed Charges excluding capitalized interest                                    $ 27,037     $   70,882

     Total Earnings Available to Cover Fixed Charges                            $ 62,710     $   81,932


RATIO OF EARNINGS TO FIXED CHARGES(1), (4)                                          2.32           1.16

    (1) For purposes of computing the foregoing ratios: (a) earnings consist of income from continuing operations before income, taxes, and fixed charges, and (b) Fixed Charges consists of interest, amortization of debt issuance costs, and the estimated interest portion of lease expense, whether expensed or capitalized.

    (2) The pro forma ratio of earnings to fixed charges, gives effect to our acquisition of PCS.

    (3) This data has not been combined to reflect the merger with FFI, because obtaining this information was not feasible at this date.

    (4) The ratio of earnings to fixed charges in fiscal 1998 and the six months ended September 30, 2000, on a historical and pro forma basis, are net of $689,000, $1,200,000 and $1,200,000, respectively of merger expenses. Excluding the merger expenses, net of tax, from net income, the ratio would have been 21.29, 8.54, and .92, respectively.